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                                                                   EXHIBIT 10.23

                             SCM MICROSYSTEMS, INC.

                                466 KATO TERRACE

                            FREMONT, CALIFORNIA 94539

                                  June 29, 2003

Steven L. Moore

2083 Tenth Avenue

San Francisco, California 94116

Dear Steven:

         I am pleased to offer you a position with SCM Microsystems, Inc. (the "Company") as its Chief Financial Officer and Secretary. If you decide to join us, you will receive an annual salary of $180,000.00, which will be paid in accordance with the Company's normal payroll procedures, and will be eligible for a quarterly 25% target bonus in accordance with the Company's MBO bonus plan, as amended from time to time. As an employee, you will also be eligible to receive employee benefits generally available to the Company's employees. You should note that the Company may modify job titles, salaries, bonuses and benefits from time to time as it deems necessary.

         In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company's Board of Directors following your start date that the Company grant you an option to purchase 25,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company's Board of Directors. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to you continuing as an employee or consultant of the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to you continuing as an employee or consultant of the Company. This option grant shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. You agree that any Stock Option Agreement related to this option grant will supersede and replace this paragraph.

         In addition, in the event the Company terminates your employment with the Company for a reason other than "cause" (as defined below), then, subject to
(x) you signing and not revoking

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a severance agreement and release in customary form and (y) you agreeing to provide consulting services to the Company for a 12-month period on terms reasonably satisfactory to you and the Company, the Company will continue to pay your then-current salary for such 12-month period. The consulting services you provide will not require you to spend more than five (5) hours a week on such Company-related consulting matters. Unless the Company otherwise agrees, you will receive no additional consideration, other than the 12-month payment of salary, in exchange for the provision of such consulting services. The following actions, failures and events by or affecting you shall constitute "CAUSE" for termination within the meaning of this paragraph: (A) an act of dishonesty made by you in connection with your responsibilities as an employee, (B) your conviction of, or plea of nolo contendere to, a felony, (C) your gross misconduct, (D) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company that specifically sets forth the factual basis for the Company's belief that you have not substantially performed your duties, or (E) your willful and material breach of your At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

         The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice, subject to the Company's obligations to you under the immediately preceding paragraph in the event of a termination without cause. We request that, in the event of resignation, you give the Company at least two weeks notice.

         For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

         As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any

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invention made during your employment at the Company, and non-disclosure of
Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that
(i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

         To accept the Company's offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be June 30, 2003. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral, and including the current consulting agreement between you and the Company. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This letter may be signed in one or more counterparts. This letter will be governed by the laws of the State of California, other than its conflict-of-law provisions. This offer of employment will terminate if it is not accepted, signed and returned by June 30, 2003.

                            [Signature Page Follows]

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         We look forward to your favorable reply and to working with you at SCM
Microsystems, Inc.

                                       Sincerely,

                                       SCM MICROSYSTEMS, INC.

                                       By: _____________________________________

                                       Robert Schneider, Chief Executive Officer

Agreed to and accepted:

Signature: ___________________________________

Printed Name: Steven L. Moore

Date: June 29, 2003

Enclosure
At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement